Exhibit 3.2
STATE OF DELAWARE
CERTIFICATE OF CORRECTION

B. Riley Financial, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.The name of the corporation is B. Riley Financial, Inc.

2.That a Certificate of Designation of 7.375% Series B Cumulative Perpetual Preferred was filed by the Secretary of State of Delaware on September 3, 2020 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.The inaccuracy or defect of said Certificate is: (must be specific)

Administrative error in correcting a missing reference to “1/1000th” and correction in Share Cap to 1.8671 in Section 8(a) of Exhibit A to the Certificate of Designation of 7.375% Series B Preferred

4.Article 8(a) of Exhibit A of the Certificate is corrected to read as follows:

See attached Series B Exhibit A.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 21st day of February, A.D. 2025.

                                By:     /s/Alan Forman
                                    Authorized Officer

Name: Alan Forman
Title: Executive Vice President & General Counsel

Exhibit 3.2
EXHIBIT A

(a)    Upon the occurrence of a Delisting Event or Change of Control, as applicable, each holder of outstanding shares of Series B Preferred Stock shall have the right, unless, on or prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Corporation has provided or provides notice of its election to redeem the Series B Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series B Preferred Stock held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right,” as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of Common Stock per share of Series B Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25,000 liquidation preference per 1/1000th shares of Series B Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 1.8671 (the “Share Cap”), subject to the immediately succeeding paragraph.